Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2010 (except for Note 16, as to which the date is April 16, 2010) relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of Registration Statement No. 333-162782 on Form S-1.
/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia

May 14, 2010